EXHIBIT 11


       EXECUTONE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                 3 Months Ended March 31,
                                   1994           1993
                                                (Restated)

INCOME FROM CONTINUING
  OPERATIONS                   $    86,000    $   845,000

DISCONTINUED OPERATIONS:
  INCOME (LOSS) FROM
    OPERATIONS, NET OF INCOME
    TAXES                          153,000       (122,000)
  GAIN ON DISPOSAL,
    NET OF INCOME TAXES            604,000            ---

NET INCOME                     $   843,000    $   723,000

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING     42,724,000     31,323,000

COMMON STOCK EQUIVALENTS:
  Add - Net shares assumed
    to be issued for dilutive
    stock options and warrants   3,638,000      4,114,000
  Add - Shares assumed to be
    issued on conversion of
    preferred stock
    (converted entirely in
    1993) and exercise of
    related warrants             1,536,000     12,276,000

TOTAL WEIGHTED AVERAGE COMMON
  AND COMMON EQUIVALENT
  SHARES OUTSTANDING            47,898,000     47,713,000

EARNINGS PER COMMON SHARE:
  Income From Continuing
    Operations                 $       ---    $      0.02
  Income From Discontinued
    Operations                        0.02            ---

  Net Income                   $      0.02    $      0.02


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